Exhibit 10.1

EXHIBIT A

[Company Letterhead]

January 3, 2022

Robert DeVincenzi

[Address]

[Address]

Dear Bob:

This letter agreement (this “Agreement”) contains the terms and conditions of your appointment to the role of Interim Chief Executive Officer of Lazydays Holdings, Inc. (the “Company”).

Position; Reporting; Responsibilities

During the Term (as defined below), you will serve in the role of Interim Chief Executive Officer of the Company (“Interim CEO”) and will report directly to the Board of Directors of the Company (the “Board”). Your service on the Board is unaffected by your appointment to the position of Interim CEO, provided that while you are serving in the role of Interim CEO, you will not earn or accrue any fees or other compensation for your service on the Board or any Board committee (including meeting attendance fees). As Interim CEO, you will be responsible for the day to day operation of the Company, and shall have such duties, responsibilities and authority as are customary for the position of a Chief Executive Officer of a similarly sized publicly traded company, subject to the direction of the Board. You agree to diligently and conscientiously devote your full business time, attention, energy, skill and reasonable best efforts to your services under this Agreement, it being acknowledged that you may continue to serve in the board positions for other entities that you currently hold.

Term

Your service as Interim CEO will commence on January 1, 2022 and will terminate at the time set forth in the Section below titled “Termination.” The period of your service as Interim CEO is referred to in this Agreement as the “Term.”

Compensation

As compensation for your services during the Term: (i) you will receive a monthly base salary at the rate of $37,500 per month (“Base Salary”), pro-rated for partial months worked; (ii) you will be eligible to participate in the Company’s employee benefit plans in accordance with the terms of those plans (excluding any executive bonus or incentive plan); (iii) you will receive a one-time transition payment in recognition of your willingness to assume this position on short notice equal to $25,000; (iv) on or within 7 days after January 1, 2022, you will receive a one-time restricted stock unit award under the Lazydays Holdings, Inc. 2018 Long Term Incentive Plan (the “Plan”) and an award agreement to be entered into between you and the Company covering a number of shares of the Company’s common stock having a value on the grant date (as determined by the Company) equal to $225,000 (the “RSU Award”) and (v) on or within 7 days after January 1, 2022, you will receive a one-time stock option award under the Plan and an award agreement to be entered into between you and the Company having a grant date Black Scholes value of $225,000 (as determined by the Company) with an exercise price per share of $30.00 (or if greater than $30.00, the fair market value of one share of the underlying stock on the grant date) and a term of five years from the grant date (the “Option Award”). The RSU Award and Option Award each shall become vested on December 31, 2022, provided that you remain employed by the Company or on the Board, in each case, from the grant date of each such award through December 31, 2022. Notwithstanding the above, in the event of your death or disability after April 30, 2022, but prior to December 31, 2022, the RSU Award and the Option Award shall each vest in full, at the time of death or disability. You understand and agree that the ultimate value that you realize from each of the RSU Award and the Option Award may be more or less than $225,000, depending on a number of factors, including the Company’s stock price. Except as provided in clauses (iii), (iv) and (v) above, you will not be eligible to earn or accrue any bonus or incentive compensation during the Term.

Termination

The Term and your service as Interim CEO shall terminate immediately upon the earliest of: (a) the Company’s appointment of a new Chief Executive Officer; (b) the Company’s notice to you of your termination as Interim CEO for any reason; (c) your resignation for any reason upon 30 days prior written notice to the Company; or (d) your death or disability.

Compensation Upon Termination

In the event that your service as Interim CEO terminates for any reason, your sole compensation as the result of such termination shall be: (i) payment of any earned but unpaid Base Salary through the date of such termination (to be paid in accordance with Company policy), (ii) any vested benefits in accordance with the terms of the Company’s employee benefit plans (to be provided in accordance with the terms of the applicable employee benefit plan and Company policy) and (iii) reimbursement of any unreimbursed business expenses incurred in accordance with Company policy prior to the termination date (to be reimbursed in accordance with Company policy); provided, however, that if your service as Interim CEO terminates prior to April 30, 2022 for any reason other than your resignation, death, disability or a termination by the Company for Cause (as defined in the Plan), you will continue to receive payment of your Base Salary through April 30, 2022, to be paid in accordance with the Company’s applicable payroll policies, subject to your execution and delivery of a customary release to the Company and its affiliates.

Miscellaneous

Representations. You represent that you are entering into this Agreement voluntarily and that your service under this Agreement and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound, and that in performing your services under this Agreement, you will not use any confidential or proprietary information that you may have obtained in connection with your employment or engagement with any other person or entity.

Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applied without reference to principles of conflicts of law. Both you and the Company agree to appear before and submit exclusively to the jurisdiction of the appropriate state court sitting in Hillsborough County, Florida or the United States District Court for the Middle District of Florida (Tampa Division) with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, your employment or service with the Company or the termination of such employment or service. Both you and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. THE COMPANY AND YOU WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF YOUR EMPLOYMENT BY, OR SERVICE WITH, THE COMPANY OR THE TERMINATION OF YOUR EMPLOYMENT OR SERVICE, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

Taxes; Code Section 409A: All amounts payable under this Agreement shall be reduced by all applicable payroll deductions and withholding taxes. This Agreement is intended to be exempt from (and if not exempt from, then compliant with) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted consistent with such intention, but without increasing the cost under this Agreement to the Company. All reimbursements under this Agreement shall be paid in accordance with Company policy, but in no event later than the last day of the calendar year immediately following the calendar year in which the applicable expense was incurred. No reimbursement shall be subject to liquidation or exchange for another benefit, and the amount available for reimbursement in one calendar year shall not impact the amount available for reimbursement in any other calendar year. Solely to the extent required by Code Section 409A, if you are a “specified employee” (within the meaning of Code Section 409A) at the time of your termination of employment with the Company, then payment of the continued Base Salary in the Section above titled “Termination” shall be made in a lump sum on the first day of the seventh month following your “separation from service” (within the meaning of Code Section 409A) or if earlier, within 10 days after the date of your death (but not earlier than such payments would have been made absent your death). Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Company have any liability to you or any other person or entity for any interest, taxes or penalties, including any under Code Section 409A.

Amendment; Waiver. No provision of this Agreement may be amended or waived otherwise than by a written agreement executed by the parties or their respective successors and legal representatives that specifies the provision of this Agreement being amended or waived. The waiver by either party of any right under this Agreement or of any breach by the other party will not be deemed a waiver of any other right under this Agreement or of any other breach by the other party. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

Notices. All notices and other communications under this Agreement shall be in email or in writing, and if in writing, shall be given by hand-delivery to the other party by reputable overnight courier, in the case of notices to the Company, to its headquarters (attention of the Board of Directors) and in the case of notices to you, to your most recent address in the Company’s records. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient or when sent if by email (unless the message is returned as undelivered) or (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid).

Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall be affected.

Counterparts; Entire Agreement. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document. This Agreement contains the entire agreement concerning its subject matter and supersedes all prior and contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective affiliates relating to such subject matter.

Assignment. The Company may assign its rights and/or delegate its obligations under this Agreement to any of its subsidiaries or to any purchaser or other successor of the Company or any of its subsidiaries, and in connection with any such delegation of its obligations under this Agreement (but only so long as such assignee or delegee has consented in writing to be bound by the obligations under this Agreement) shall be released from such obligations under this Agreement. This Agreement may not be assigned by you. Except as otherwise provided, this Agreement shall bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, each as of the date first above written.

Lazydays Holdings, Inc.

By:
Name:
Title:

Robert DeVincenzi

Robert DeVincenzi